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                                                                     Exhibit 11
                                 Triumph Group, Inc.
                    Statement of Computation of Earnings Per Share
            Three- and nine-month periods ended December 31, 1995 and 1996
                    (dollars in thousands, except per share data)

                                    THREE MONTHS ENDED     NINE MONTHS ENDED
                                       DECEMBER 31,           DECEMBER 31,
                                      1995       1996        1995     1996
                                    --------------------   --------------------
Earnings per share:
 Weighted average number of
   outstanding common shares        5,850,460  7,829,093   5,850,460  6,499,344

 Dilutive effect of outstanding
   warrant                            649,995    649,995     649,995    649,995
 Dilutive effect of options
   issued within one year
   of filing at a price below
   the estimated IPO price             36,334         --      36,334         --
 Dilutive effect of options                --     39,485          --     13,210

 Dilutive effect of the
   conversion of a portion of
   the minority interest in
   Triumph Controls, Inc.              38,530         --      38,530         --
 Conversion of preferred stock        250,541    281,318     250,541    281,318
 Conversion of Junior Subordinated
   Promissory Notes                   492,301    579,395     492,301    579,395
                                     -------------------    -------------------
Weighted average number of
 outstanding common shares
 and common share equivalents       7,318,161  9,379,286   7,318,161  8,023,262
                                     -------------------  ---------------------
                                     -------------------  ---------------------

Income from continuing operations   $    1,199 $   3,724  $    3,344  $  8,163
 Interest related to Junior
   Subordinated Promissory Notes           294        91         848       739
 Income tax effect                        (118)      (36)       (339)     (296)
                                    ---------------------  --------------------
Income from continuing operations
 available to common shareholders        1,375     3,779       3,853     8,606
Income from discontinued operations        315        --         488        --
Extraordinary loss                          --        --          --    (1,478)
                                    ---------------------  --------------------
Net income available to common
 shareholders                       $    1,690  $  3,779  $    4,341  $  7,128
                                    ---------------------  --------------------
                                    ---------------------  --------------------
Earnings per share:
 Continuing operations              $     0.19   $  0.40  $     0.53  $   1.07
 Discontinued operations                  0.04        --        0.06        --
 Extraordinary loss                         --        --          --     (0.18)
                                    ---------------------  --------------------
Total                               $     0.23   $  0.40  $     0.59  $   0.89
                                    ---------------------  --------------------
                                    ---------------------  --------------------